Filed Pursuant To Rule 433

Registration No. 333-217785

October 18, 2017

SPDR® Gold Shares (GLD®) Quarterly Dashboard

As of September 30, 2017

By the SPDR Gold Strategy Team

What Happened to Gold in the Third Quarter?

Gold gained on a weaker USD as the US Dollar Index fell to a 32-month low during the third quarter. Gold prices opened the quarter at USD1,242/oz and peaked at USD1,346/oz on September 8 as geopolitical tensions intensified following reports that North Korea conducted a 6th nuclear test. Bullion prices pulled-back towards the end of the quarter to USD1,283/oz as expectations for a December rate hike jumped.

Looking ahead, if the results of repeal and replace the Affordable Care Act sets a precedent to the Trump administration's ability to pass legislation, a potential tax deal to pass in 2017 may look unlikely, which could delay Trump's stimulus promises to 2018.

Bullion may experience a volatile early December as the Debt Ceiling deadline and the FOMC meeting all coincide within four trading days of each other. Putting economic data aside — if the Debt Ceiling is not lifted prior to the December 12 FOMC meeting we believe it would be a difficult case for the Fed to raise rates.

"I told Rex Tillerson, our wonderful Secretary of State, that he is wasting his time trying to negotiation with Little Rocket Man," President Trump wrote on twitter. Continued jawboning from both the US and North Korea could be a potential for further geopolitical risk escalation in Q4, which would lend support for further bullion gains.

GLD Key Facts

$35.7B Fund Size*

$0.01 30-Day Liquidity: Bid/Ask Spread

$1.1B 30-Day Average Daily Volume

*as of September 30, 2017.

Source: Bloomberg, State Street Global Advisors (SSGA).

Gold Vitals

Factors	Trend	Potential Impact	29-Sep-17	52 Week High	52 Week Low
Gold Price (USD/oz)	→	→	1283.1	1346.3	1125.7
Gold Bullish Sentiment %	↓	↓	31.6	82.4	17.7
Stock Market Volatility	↓	↓	9.5	22.5	9.4
Gold Spec. Interest (moz)	↑	↑	23.3	27.2	7.4
Crude Oil (USD/bbl)	→	→	51.7	54.5	42.5
US Dollar Index	→	→	93.1	103.3	91.4
Gold ETF holdings (moz)	↑	↑	75.4	75.9	68.2
10-Year TIPS Yields %	→	→	0.48	0.71	-0.02

Gold holdings in ETFs represent 25 gold ETFs.

Source: Bloomberg Finance L.P., SSGA.

Indices representing the above asset classes are as follows: Gold = LBMA Afternoon Gold Price as tracked by ICE Benchmark Administration Ltd., Gold Bullish Sentiment (%) = Bloomberg Commodity Sentiment Gold Bullish Readings Index, Stock Market Volatility: SPX Volatility Index, Gold Spec. Interest = Gold Net Speculative Long Positions from the Commitment of Traders Report released by the CFTC, Crude Oil = Bloomberg Generic Front Month Crude Prices, US Dollar Index = The US Dollar Index. 10-Year TIPS Yields = Bloomberg Generic Government 10 Year TIPS Yield Index. (See "Glossary" on Page 4 for details on indices or benchmarks)

Asset Class Returns and Correlations

	Returns			Correlation to Gold				
	September (%)	Trailing 3-Mo. (%)	Trailing 12-Mo. (%)	September Correlation	Corr. over past 3 months	September	Trailing 3-Mo.	Trailing 12-Mo.
USD	0.44	-2.67	-2.50	Weak Negative	Weakening	-0.18	-0.30	-0.37
10-Yr TIPS	-1.20	0.73	-1.68	Moderate Positive	Weakening	0.40	0.43	0.40
Commodities	3.45	7.23	9.56	Weak	Flat	0.03	0.05	0.01
Equities	1.93	3.96	16.19	Weak Negative	Weakening	-0.27	-0.35	-0.23
Gold	-2.18	3.29	-2.98	—	—	—	—	—

Source: Bloomberg Finance L.P., SSGA.

Past performance is not a guarantee of future results.

Indices representing the above asset classes are as follows: Gold = LBMA Afternoon Gold Price as tracked by ICE Benchmark Administration Ltd., USD = The US Dollar Index, 10-Year TIPS = S&P 10 Year U.S. TIPS Index Total Return, Commodities = S&P Goldman Sachs Commodity Index, Equities = S&P 500 Index.

In terms of "Strengthening" and "Weakening" correlation, it's a comparison between the December correlation and the trailing 3-month correlation. It is considered "Strengthening" when the December correlation is greater than 0.2 and greater than the trailing 3-month correlation. It is considered "Weakening" when the December correlation is less than -0.2 and less than the trailing 3-month correlation. It is considered "Flat" when none of the criteria above fits.

STATE STREET GLOBAL ADVISORS.
SPDR

WORLD GOLD COUNCIL

SPDR® Gold Shares (GLD®) Quarterly Dashboard

Gold weakened as the USD rebounded from the lows of the year in September as rate hike expectations increased.

Figure 1: Gold and US Dollar Index


USD/oz
USD Index
1,400
1,340
1,280
1,220
1,160
1,100
106
102
98
94
90
Sep 2016
Nov 2016
Jan 2017
Mar 2017
May 2017
Jul 2017
Sep 2017
— LBMA Gold Price PM (USD/oz) (LHS)
— US Dollar Index (RHS)

Source: Bloomberg Finance L.P., SSGA.

Figure 3: Gold and Commodities


USD/oz
S&P GSCI Index
1,400
1,340
1,280
1,220
1,160
1,100
450
400
350
300
Sep 2016
Nov 2016
Jan 2017
Mar 2017
May 2017
Jul 2017
Sep 2017
— LBMA Gold Price PM (USD/oz) (LHS)
— S&P GSCI (RHS)

Source: Bloomberg Finance L.P., SSGA.

Figure 2: Gold and Equities


USD/oz
S&P 500
1,400
1,340
1,280
1,220
1,160
1,100
3,000
2,750
2,500
2,250
2,000
Sep 2016
Nov 2016
Jan 2017
Mar 2017
May 2017
Jul 2017
Sep 2017
— LBMA Gold Price PM (USD/oz) (LHS)
— S&P 500 (RHS)

Source: Bloomberg Finance L.P., SSGA.

Figure 4: Gold and 10-Year TIPS Yields


USD/oz
%
1,400
1,340
1,280
1,220
1,160
1,100
1.0
0.8
0.6
0.4
0.2
0.0
-0.2
Sep 2016
Nov 2016
Jan 2017
Mar 2017
May 2017
Jul 2017
Sep 2017
— LBMA Gold Price PM (USD/oz) (LHS)
— US 10-yr TIPS Yields (RHS)

Source: Bloomberg Finance L.P., SSGA.

Past performance is not a guarantee of future results. Index performance does not represent the performance of any particular exchange traded fund.

State Street Global Advisors

2

SPDR® Gold Shares (GLD®) Quarterly Dashboard

Gold rally in early Q3 were attributed to rise in speculative positions on the COMEX.

Figure 5: Stock Market Volatility


USD/oz
VIX Index
1,400
1,340
1,280
1,220
1,160
1,100
25
20
15
10
5
0
Sep 2016
Nov 2016
Jan 2017
Mar 2017
May 2017
Jul 2017
Sep 2017
— LBMA Gold Price PM (USD/oz) (LHS)
— VIX Index (RHS)

Source: Bloomberg Finance L.P., SSGA.

Figure 7: Gold Sentiment


USD/oz
Gold Bullish (%)
1,400
1,340
1,280
1,220
1,160
1,100
100
75
50
25
0
Sep 2016
Nov 2016
Jan 2017
Mar 2017
May 2017
Jul 2017
Sep 2017
— LBMA Gold Price PM (USD/oz) (LHS)
— Gold Bullish Sentiment (RHS)

Source: Bloomberg Finance L.P., SSGA.

Figure 6: COMEX Positioning


Moz
USD/oz
60
40
20
0
-20
-40
2150
1900
1650
1400
1150
900
Sep 2010
Sep 2011
Sep 2012
Sep 2013
Sep 2014
Sep 2015
Sep 2016
Sep 2017
Long (LHS)
Short (LHS)
— Net Position (LHS)
— LBMA Gold Price PM (USD/oz) (RHS)

Source: Bloomberg Finance L.P.,CFTC and SSGA.

Figure 8: Gold ETF Holdings*


USD/oz
Moz
1,400
1,340
1,280
1,220
1,160
1,100
80
76
72
68
64
60
Sep 2016
Nov 2016
Jan 2017
Mar 2017
May 2017
Jul 2017
Sep 2017
— LBMA Gold Price PM (USD/oz) (LHS)
— Gold Holdings in ETFs (RHS)

Source: Bloomberg Finance L.P., SSGA.

Past performance is not a guarantee of future results. Index performance does not represent the performance of any particular exchange traded fund.

State Street Global Advisors

3

SPDR® Gold Shares (GLD®) Quarterly Dashboard

Figure 9: Standard Performance SPDR® Gold Shares Performance as of September 30, 2017

	1 Month (%)	QTD (%)	YTD (%)	1 Year (%)	3 Years (%)	5 Years (%)	10 Years (%)	Since Inception 11/18/2004
NAV	-2.22	3.19	10.37	-3.37	1.39	-6.67	5.19	8.20
Market Value	-3.37	3.02	10.92	-3.23	1.52	-6.70	5.16	8.07
LBMA Gold Price PM	-2.18	3.29	11.97	-2.98	1.79	-6.29	5.61	8.63

Source: spdrs.com.

Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. Visit spdrs.com for most recent month-end performance. Performance returns for periods of less than one year are not annualized.

The market price used to calculate the Market Value return is the midpoint between the highest bid and the lowest offer on the exchange on which the shares of the Fund are listed for trading, as of the time that the Fund's NAV is calculated. If you trade your shares at another time, your return may differ.

Gross Expense Ratio: 0.40%.

Glossary

Bloomberg Commodity Sentiment Gold Bullish Readings Index A weekly measure of analysts and traders who are bullish on gold that is compiled by Bloomberg News. The number of participants in the survey may vary.

COMEX The main futures market for trading metals such including gold, silver, copper and aluminum.

Gold Bullish Sentiment A measure of gold market sentiment created and published by Bloomberg. The weekly survey measures the percentage of gold analysts and traders who are bullish, bearish or neutral on gold.

ICE U.S. Treasury 7–10 Year Bond Index A fixed-income benchmark created by the Intercontinental Exchange, or ICE, that focuses on debt issued by the US Department of the Treasury. The index includes only US dollar denominated, fixed-rate securities that have a minimum term to maturity greater than seven years and less than or equal to 10 years.

LBMA Gold Price The LBMA Gold Price is determined twice each business day (10:30 a.m. and 3:00 p.m. London time) by the participants in a physically settled, electronic and tradable auction administered by the IBA using a bidding process that determines the price of gold by matching buy and sell orders submitted by the participants for the applicable auction time.

Long Gold Positions Speculative long positions on gold and other futures are recorded in the weekly Commitment of Traders Report published by the Commodities Futures Trading Commission, or CFTC, and measure the amount of gold ounces that are represented by gold futures that will be profitable should the price of gold rise.

Net Positions Net positions in gold futures and other futures markets is the difference between the number of speculative long and speculative short positions. The data, found in the weekly Commitment of Traders Report, are published by the Commodities Futures Trading Commission, or CFTC.

S&P Goldman Sachs Commodity Index, or S&P GSCI A production-weighted index launched in 1992 that tracks the performance of 24 commodity futures contracts. The index, tilts to commodities that are more heavily produced globally, so its weights more heavily to crude oil than, say, to cocoa.

Short Gold Positions Speculative short positions on gold and other futures are recorded in the weekly Commitment of Traders Report published by the Commodities Futures Trading Commission, or CFTC, and measure the amount of gold ounces that are represented by gold futures that will be profitable should the price of gold fall.

US Dollar Index The US Dollar Index (DXY) Index measures the performance of the US Dollar against a basket of currencies: the euro (EUR), the Japanese yen (JPY), the British pound sterling (GBP), the Canadian dollar (CAD), the Swiss Franc (CHF) and the Swedish krona (SEK).

US Generic Government 10 Year Yields Index A fixed-income index compiled by Bloomberg that measures yields of generic US, on-the-run, government notes and bond indices. Yields are yield to maturity and pre-tax, are based on the ask side of the market and are updated intraday. Yields included in the index are precise to 4 decimal places.

US 10-Year Treasury Note Yield (Used in Macro Sensitivity) The interest rate paid to holders of U.S. 10 Year Treasury Notes. The rate is comprised of Generic United States on-the-run government 10 Year Treasuries. The yield quoted is yield to maturity and on a pre-tax basis.

SPX Volatility Index VIX, or CBOE Volatility Index The SPX Volatility Index, also called the VIX or the CBOE Volatility Index, is a measure of the market's expectation of 30-day volatility. It is constructed using the implied volatilities of a wide range of S&P 500 index options.

Email

USSPDR-Gold@ssga.com

State Street Global Advisors 4

SPDR® Gold Shares (GLD®) Quarterly Dashboard    * We define Trend as a comparison between end-of-month; 50-day; and 200-day readings for each factor. A positive trend is identified if either the end-of month reading is greater than the 50-day reading or if the 50-day reading is greater than the 200-day reading. We identify a negative trend when either the end-of month reading is less than the 50-day reading or when the 50-day reading is less than the 200-day reading. We define a flat trend as instances when the prevailing movement is neither positive nor negative.    ** We define “Potential Impact” as the possible impact each of the trends may have on the price of gold.    *** Gold holdings in ETFs are represented by the securities tracked by Bloomberg Financial L.P. that, together, make up 25 global ETFs.                **** We view the correlation coefficient as a metric that measures the strength and direction of a linear relationship between two variables. We believe it measures the degree to which the deviations of one variable from its mean are related to those of a different variable from its respective mean. We consider a correlation between -1.0 to -0.5 or 0.5 to 1.0 to be “strong;” one between -0.5 to -0.3 or 0.3 to 0.5 to be “moderate;” and one between -0.3 to -0.1 or 0.1 to 0.3 to be “weak.” We view a correlation coefficient between -0.1 to 0.1 as having “no correlation” or a “very weak” correlation.    † Gold holdings in ETFs are represented by the securities tracked by Bloomberg Financial L.P. that, together, make up 25 global ETFs.                State Street Global Advisors                5

SPDR® Gold Shares (GLD®) Quarterly Dashboard                ssga.com | spdrs.com    State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 866 787 2257. State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, One Lincoln Street, Boston, MA 02111.    Investing involves risk including the risk of loss of principal.    The information provided does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. You should consult your tax and financial advisor. All material has been obtained from sources believed to be reliable.    There is no representation or warranty as to the accuracy of the information and State Street shall have no liability for decisions based on such information.    The whole or any part of this work may not be reproduced, copied or transmitted or any of its contents disclosed to third parties without SSGA’s express written consent.    While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress.    ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns.    Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.    Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs.    Diversification does not ensure a profit or guarantee against loss.    Equity securities may fluctuate in value in response to the activities of individual companies and general market and economic conditions.    Past performance is not a guarantee of future results.    The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data.    Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State                Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index.    Investing in commodities entails significant risk and is not appropriate for all investors.    Important Information Relating to SPDR Gold Trust:    The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.    Before you invest, you should read the prospectus in that registration statement and other documents    GLD has filed with the SEC for more complete information about GLD and this offering. Please see the    GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.    GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.    GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent.    The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council in not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of GLD’s sponsor.    For more information: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111 T: +1 866 320 4053 spdrgoldshares.com.                © 2017 State Street Corporation. All Rights Reserved.    ID10810-IBG-25280 1017 Exp. Date: 01/31/2018                State Street Global Advisors                As of September 30, 2017 By the SPDR Gold Strategy Team

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.